                                                                      EXHIBIT 11

                              PIMCO Advisors L.P.
                      Computations of Net Income Per Unit
                    (in thousands, except per unit amounts)

                                  (Unaudited)

                                           For the three months ended March 31,
                                           ------------------------------------

                                           General Partner
                                             and Class A           Class B
                                           ---------------      ---------------

                                             1995     1994        1995     1994
                                           -------    ----      -------    ----

Net income                                 $13,140  $ 4,984     $13,140  $ 4,984
                                           =======  =======     =======  =======

Weighted average number of units
   outstanding during period:

   Actual units outstanding                 40,818     N/A       32,961     N/A
   Weighted average effect of Class A
      Limited Partnership unit options       1,096     N/A            0     N/A
                                           -------    ----      -------    ----

         Weighted average number of units
            and unit equivalents used to
            calculate net income per unit   41,914     N/A       32,961     N/A
                                           =======    ====      =======    ====

Net income per unit                        $  0.26     N/A      $  0.07     N/A
                                           =======    ====      =======    ====